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For: MELAMINE CHEMICALS, INC.              Contact: RON COMO & ASSOCIATES, INC.
     P.O. Box 748                                   74 Trinity Place
     Donaldsonville, LA  70346                      New York, NY  10006
     Fred Huber, President & CEO                    Telephone:  (212) 227-3010
     Wayne D. DeLeo, Vice President & CFO
     Telephone:  (504) 473-3121                     July 30,  1996
                                                    Immediate Release

               MELAMINE CHEMICALS, INC. REPORTS YEAR END RESULTS

DONALDSONVILLE, LOUISIANA, JULY 30--Melamine Chemicals, Inc.'s (NASDAQ-MTWO) today announced the results of operations for the quarter and twelve months ended June 30, 1996.

     Net earnings for fiscal 1996 were $2.7 million or $0.50 per share as compared with the prior year's earnings of $3.3 million or $0.60 per share. A $1.9 million pre-tax charge in the Company's fourth fiscal quarter associated with project expenses led to the unfavorable comparison. The charge was partially offset by the resolution of a contract dispute in which a gain of $480,000 was recognized. Net earnings for the three months ended June 30, 1996 were $46,000 compared to $299,000 a year ago.

     Fred Huber, president and chief executive officer stated, "Operationally, it was an extremely gratifying year. Sales increased by 22% and operating income by 26% in a year of very high raw material and energy costs. Production volume increased by 6% to an all-time record, but in so doing, we have about reached the limits of our plants' capacity in their present configuration.

     "It was certainly disappointing not to have our potential off-site expansion projects pan out, but the combination of a strong market, our financial strength, and two process patents provides us with a great opportunity to make both short- and long-term expansions at our home site in Donaldsonville. Planning for those expansions is proceeding as quickly as possible. In addition, we will continue to be alert for suitable off-site expansion opportunities. We have complete confidence in our technology and in ongoing market growth."

     Melamine Chemicals, Inc. is engaged in the production and marketing of melamine, a specialty chemical having numerous industrial and commercial applications. The Company is also active in the development of new melamine process and application technology. The Company is one of only two producers of melamine in North America and one of the three largest producers worldwide.

                         COMPARATIVE OPERATING RESULTS
             (Thousands of dollars except share and per share data)

                                Quarter Ended       Twelve Months Ended
                                   June 30,               June 30,
                            --------------------  ----------------------
                              1996       1995        1996        1995
                            ---------  ---------  ----------  ----------
Net Sales                   $  17,537     12,371      55,619      45,501
Net Earnings                $      46        299       2,730       3,333
Earnings Per Share          $     .01        .06         .50         .60
Average Shares Outstanding  5,455,300  5,450,300   5,453,633   5,450,250



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